September 12 , 2007

The Board of Directors	EXHIBIT 5.1
MGN Technologies, Inc.
1730 Broadway Street, Suite 12
Port Coquitlam, British Columbia
Canada
V3C 2M8

Attention: Mr. Mark Jensen, President and CEO

Dear Sirs:

MGN TECHNOLOGIES, INC. (the “Company”)
2007 Stock Option Plan

We have acted as British Columbia legal counsel for the Company, in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 10,000,000 shares of the Company’s common stock (the “Shares”) reserved for issuance with respect to the exercise of stock options that may be granted pursuant to and in accordance with the Company’s 2007 Stock Option Plan (the " Plan").

Documents Reviewed

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Articles of the Company, as in effect as of the date hereof; (c) the Company’s Transition Application and Notice of Articles and the Company’s Notice of Articles; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; (f) an officer’s certificate signed by Mark Jensen, President of the Company, (g) such statutes, records and other documents as we have deemed relevant, and (h) a certificate of good standing issued by the British Columbia Registrar of Companies.

Assumptions, Limitations and Qualifications

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

     (i) The foregoing opinion is limited to the laws of British Columbia, including all applicable provisions of the Business Corporations Act of British Columbia (the “B.C. Act”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

     (ii) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, (v) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect, and (vi) the directors and officers of the Company are as set forth in the records of the British Columbia Registrar of Companies .

     (iii) We have assumed that (i) each option granted pursuant to the Plan pursuant to which Shares are to be issued will have been duly authorized by the board of directors of the Company in accordance with the Articles of the Company, the B.C. Act and the Plan, and (ii) each option agreement executed between any optionee and the Company pursuant to which options have been granted under the Plan has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms.

     (iv) We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

     (v) The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of the laws of British Columbia as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to my attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

     (vi) We have assumed that at the time the Company is or becomes obligated to issue any shares of Common Stock upon exercise of options granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued common shares to fulfill such obligations, and (ii) will be in good standing with the Registrar of Companies of British Columbia.

Opinion

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of options made pursuant to the Plan, provided:

     (a) such stock options are granted in accordance with the terms and conditions of the Plan; and

     (b) the person receiving any grant of stock options under the Plan performs their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options, including the delivery and payment of the required exercise price of the stock options.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Consent

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

LANG MICHENER LLP

/s/ Lang Michener LLP